EXHIBIT 99.1
CORCEPT THERAPEUTICS ANNOUNCES THIRD QUARTER 2020
FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE
MENLO PARK, Calif. (November 3, 2020) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, today reported its results for the quarter ended September 30, 2020.
Financial Highlights
•Revenue of $86.3 million, a 6 percent increase from third quarter 2019
•GAAP diluted net income of $0.17 per share, compared to $0.22 per share in third quarter 2019
•Non-GAAP diluted net income of $0.24 per share, compared to $0.31 per share in third quarter 2019
•Cash and investments of $444.2 million, compared to $409.6 million at June 30, 2020
•Announcement of $200 million stock repurchase program
•2020 revenue guidance narrowed to $355 – 365 million
Revenue was $86.3 million in the third quarter, compared to $81.5 million in the third quarter of 2019. Third quarter GAAP net income was $21.6 million, compared to $26.3 million in the same period last year. Excluding non-cash expenses related to stock-based compensation and the utilization of deferred tax assets, together with related income tax effects, non-GAAP net income in the third quarter was $30.0 million, compared to $37.8 million in the third quarter of 2019. A reconciliation of GAAP to non-GAAP net income is included below.
Corcept narrowed its 2020 revenue guidance range to $355 – 365 million. The company’s initial guidance, announced in January 2020, was $355 – 375 million.
Third quarter operating expenses were $61.6 million, compared to $48.5 million in the third quarter of 2019, primarily due to increased spending on clinical trials in Cushing’s syndrome, antipsychotic-induced weight gain and solid tumors, and on the formulation and manufacture the company’s proprietary selective cortisol modulators.
Cash and investments were $444.2 million at September 30, 2020, an increase of $34.7 million from June 30, 2020.
The company announced a program to repurchase up to $200 million of its common stock, funded using cash and investments. Details of the program are provided below.
“While pandemic-related public health restrictions and related changes in physician and patient practices dampened our third quarter commercial results,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer, “we have built a remarkably stable and profitable business. After Covid-19 is brought under control, we expect our growth to resume.
“Meanwhile, the breadth of our clinical development program continues to increase. We are now evaluating our proprietary, selective cortisol modulators in patients with Cushing’s syndrome, four different types of solid tumors, antipsychotic-induced weight gain (APIWG) and – starting this month – nonalcoholic steatohepatitis (NASH). The pandemic’s effect on these trials has varied,” added Dr. Belanoff. “Studies of illnesses which are acutely life-threatening, including advanced ovarian and pancreatic cancer have recruited briskly. Studies of illnesses that are not perceived as immediately dire – such as antipsychotic-induced weight gain – have lagged.”

Cushing’s Syndrome
•Phase 3 GRACE trial of relacorilant in patients with any etiology of Cushing’s syndrome continues at sites in the United States, Canada, Europe and Israel; NDA submission planned for second quarter 2022
•Enrollment begun in Phase 3 GRADIENT trial of relacorilant in patients with Cushing’s syndrome of adrenal origin continues, with sites planned in the United States, Europe and Israel
“We are evaluating our proprietary selective cortisol modulator relacorilant as a treatment for Cushing’s syndrome in two double-blind, placebo-controlled Phase 3 trials,” said Andreas Grauer, MD, Corcept’s Chief Medical Officer. “GRACE has a planned enrollment of 130 patients with any type of Cushing’s syndrome. GRADIENT has a planned enrollment of 130 patients with Cushing’s syndrome caused by adrenal adenomas – an etiology of hypercortisolism where medical treatment has not been rigorously studied. While recruitment in both trials has slowed due to the pandemic, our investigators are enthusiastic. We plan to submit an NDA based on results from the GRACE trial in the second quarter of 2022.”
Solid Tumors
•Enrollment complete in 178-patient, controlled, Phase 2 trial of relacorilant plus nab-paclitaxel in patients with metastatic ovarian cancer; results expected in first half 2021
•Enrollment continues in 80-patient, open-label Phase 3 RELIANT trial of relacorilant plus nab-paclitaxel in patients with metastatic pancreatic cancer; results in first 40 patients expected in first half 2021
•Selection of optimum dose of exicorilant plus enzalutamide in patients with castration-resistant prostate cancer expected in first quarter 2021
•Initiation of 20-patient, open-label, Phase 1b trial of relacorilant plus PD-1 checkpoint inhibitor pembrolizumab in patients with adrenal cancer with cortisol excess
“Our oncology program is evaluating three mechanisms by which cortisol modulators may benefit patients with solid tumors” said Dr. Grauer. “Our Phase 2 trial in patients with metastatic ovarian cancer and our Phase 3 trial in patients with metastatic pancreatic cancer are evaluating whether relacorilant can enhance the efficacy of nab-paclitaxel by reducing cortisol’s suppression of apoptosis – the programmed cell death chemotherapy is meant to promote. We expect results from both of these trials in the first half of next year.
“In the first quarter of 2021, we expect to select a dosing regimen for our selective cortisol modulator exicorilant to advance as a treatment for castration-resistant prostate cancer. Androgen deprivation therapy is the standard treatment for this disease. However, with time, many tumors treated with androgen deprivation therapy switch to cortisol stimulation as the pathway to growth. Our hypothesis, which is well-supported in pre-clinical models, is that a regimen that combines an androgen receptor antagonist such as enzalutamide with a cortisol modulator will close off this tumor escape route.
“Finally, our recently initiated Phase 1b trial of relacorilant combined with pembrolizumab is testing whether co-administrating a cortisol modulator can help immunotherapy achieve its intended effect by reducing cortisol-activated immune suppression.”
Metabolic Diseases
•Enrollment begun in GRATITUDE II, a 150-patient, double-blind, placebo-controlled Phase 2 trial of miricorilant to reverse long-standing APIWG
•Enrollment continues in GRATITUDE, a double-blind, placebo-controlled, Phase 2 trial of miricorilant to reverse recent APIWG
•Double-blind, placebo-controlled Phase 2 trial of miricorilant in patients with NASH starting this month
“In the third quarter, we opened GRATITUDE II, the second Phase 2 trial of our selective cortisol modulator miricorilant in patients with antipsychotic-induced weight gain – a life-threatening disorder experienced by many of the millions of patients who take antipsychotic medications,” said Dr. Grauer. “GRATITUDE II is enrolling patients with long-standing weight gain. Its sister trial, GRATITUDE is enrolling patients with recent weight gain.
“These trials follow promising pre-clinical and clinical data. For example, in the Phase 1b trial we completed earlier this year, healthy volunteers given miricorilant plus olanzapine gained less weight and had lower triglycerides and less sharply elevated liver enzymes than those who received olanzapine plus placebo after only two weeks of dosing.
“Finally, we plan to begin evaluating miricorilant as a potential treatment for liver disease. Extensive pre-clinical data suggests miricorilant may benefit patients with NASH, a serious liver disorder that affects millions of patients,” added Dr. Grauer. “We are on-track to open a double-blind, placebo-controlled trial of miricorilant in patients with NASH by year-end.”
Conference Call
We will hold a conference call on November 3, 2020, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate, click this link 15 minutes prior to the scheduled start time or dial 1-888-204-4368 from the United States or 1-313-209-4906 internationally (passcode 9018217). A replay will be available through November 17, 2020 at 1-888-203-1112 in the United States and 1-719-457-0820 internationally (passcode 9018217).
About Corcept’s Stock Repurchase Program
Our Board of Directors has approved a program authorizing the repurchase of up to $200 million of the company’s common stock through September 30, 2021. Purchases under this program may be made in the open market, in privately negotiated transactions or otherwise. The timing and amount of any repurchases will be determined based on market conditions, stock price and other factors. The program does not require the company to repurchase any specific number of shares of its common stock and may be modified, suspended or discontinued at any time without notice.
About Corcept Therapeutics
Corcept is a commercial-stage company engaged in the discovery and development of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the hormone cortisol. Korlym® was the first drug approved by the U.S. Food and Drug Administration for patients with Cushing’s syndrome. Corcept has discovered a large portfolio of proprietary compounds that selectively modulate the effects of cortisol. The company owns extensive United States and foreign intellectual property covering the composition of its selective cortisol modulators and the use of cortisol modulators to treat a variety of serious disorders.
GAAP Measures of Net Income
To supplement our financial results presented on a GAAP basis, we use non-GAAP measures of net income, basic net income per share and diluted net income per share that exclude the following non-cash expenses – (i) stock-based compensation, (ii) our use of deferred tax assets to offset current tax expense and (iii) related income tax effects. We believe these non-GAAP measures help investors evaluate our financial performance and potential future results. Our non-GAAP measures may be different from, and not directly comparable to, those used by other companies. They are not a substitute for comparable GAAP measures and should not be considered in isolation. Investors should read our non-GAAP presentation in conjunction with our financial statements prepared in accordance with GAAP.
Forward-Looking Statements
Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations that are subject to risks and uncertainties that might cause our actual results to differ materially from those statements express or imply. These risks and uncertainties include, but are not limited to, our ability to operate our business and achieve our goals and conduct our clinical trials during the Covid-19 pandemic and to generate sufficient revenue to fund our commercial operations and development programs; the availability of competing treatments, including generic versions of Korlym; our ability to obtain acceptable prices or adequate insurance coverage and reimbursement for Korlym; and risks related to the development of our product candidates, including their clinical attributes, regulatory approvals, mandates and oversight, and other requirements. These and other risks are set forth in our SEC filings, which are available at our website and the SEC’s website. In this press release, forward-looking statements include those concerning our 2020 revenue guidance; our stock repurchase program and its intended funding sources; the impact of the Covid-19 pandemic on our operations, financial performance and clinical development programs; expectations regarding our sales levels after Covid-19 is brought under control; the progress, enrollment, timing, design and results of our clinical trials; and the clinical and commercial attributes of relacorilant, exicorilant and miricorilant. We disclaim any intention or duty to update forward-looking statements made in this press release.

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2020	December 31, 2019 (1)
	(Unaudited)
Assets
Cash and investments	$444,218	$315,314
Trade receivables, net of allowances	21,957	19,928
Inventory	16,892	17,405
Operating lease right-of-use asset	2,993	3,446
Deferred tax assets, net	33,818	45,677
Other assets	14,247	10,542
Total assets	$534,125	$412,312
Liabilities and Stockholders’ Equity
Accounts payable	$6,510	$7,537
Operating lease liabilities	3,031	3,461
Other liabilities	34,904	30,132
Stockholders' equity	489,680	371,182
Total liabilities and stockholders’ equity	$534,125	$412,312

(1) Derived from audited financial statements at that date

CORCEPT THERAPEUTICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues
Product revenue, net	$86,327	$81,505	$268,139	$218,591

Operating expenses
Cost of sales	1,216	1,451	4,328	4,068
Research and development	33,869	22,805	86,489	64,705
Selling, general and administrative	26,523	24,245	79,630	73,228
Total operating expenses	$61,608	$48,501	$170,447	$142,001
Income from operations	24,719	33,004	97,692	76,590
Interest and other income	622	1,348	3,103	3,626
Income before income taxes	25,341	34,352	100,795	80,216
Income tax expense	(3,716)	(8,012)	(20,778)	(15,416)
Net income	$21,625	$26,340	$80,017	$64,800
Other comprehensive income (loss):
Net unrealized gain on available-for-sale investments, net of tax impact of $109, $1, $(81) and $(123), respectively	(347)	(2)	259	389
Foreign currency translation loss, net of tax	84	(5)	57	(5)
Total comprehensive income	$21,362	$26,333	$80,333	$65,184

Basic net income per share	$0.19	$0.23	$0.70	$0.57

Diluted net income per share	$0.17	$0.22	$0.65	$0.53

Shares used in computing basic net income per common share	115,734	113,875	115,107	114,349
Shares used in computing diluted net income per common share	124,464	121,762	123,337	122,478

CORCEPT THERAPEUTICS INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
GAAP net income	$21,625	$26,340	$80,017	$64,800

Non-cash expenses (benefits)
Stock-based compensation
Cost of sales	13	22	51	105
Research and development	2,958	2,350	8,357	6,834
Selling, general and administrative	5,731	4,899	16,701	14,764
Total stock-based compensation	8,702	7,271	25,109	21,703
Deferred income taxes	1,761	5,897	11,778	11,731
Income tax effect of non-GAAP adjustments (1)	(2,088)	(1,745)	(6,026)	(5,209)
Non-GAAP net income, adjusted for non-cash expenses	$30,000	$37,763	$110,878	$93,025

GAAP basic net income per share	$0.19	$0.23	$0.70	$0.57

GAAP diluted net income per share	$0.17	$0.22	$0.65	$0.53

Non-GAAP basic net income per share, adjusted for non-cash expenses per share	$0.26	$0.33	$0.96	$0.81

Non-GAAP diluted net income per share, adjusted for non-cash expenses per share	$0.24	$0.31	$0.90	$0.76

Shares used in computing basic net income per common share	115,734	113,875	115,107	114,349
Shares used in computing diluted net income per common share	124,464	121,762	123,337	122,478

(1) Calculated by applying the statutory tax rate to the pre-tax, non-discrete, non-GAAP adjustments.

CONTACT:
Christopher S. James, MD
Director, Investor Relations
Corcept Therapeutics
650-684-8725
cjames@corcept.com
www.corcept.com